Exhibit 23.3

[Brown Edwards & Company, LLP letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206024 on Form S-8 and Registration Statement No. 333-213031 on Form S-3 of Royal Energy Resources, Inc. of our report dated March 31, 2017, except for the reference to our report on internal control over financial reporting and the disclosures in Footnote 25, as to which the date is January 29, 2018, appearing in this Form 10-K/A of Royal Energy Resources, Inc. as of December 31, 2016 and for the year ended December 31, 2016 and the four month period ended December 31, 2015, and to our report on internal control over financial reporting at December 31, 2016, as to which the date is January 29, 2018.

/s/ Brown Edwards & Company, LLP

CERTIFIED PUBLIC ACCOUNTANTS
January 29, 2018
513 State Street
Bristol, Virginia